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[LOGO HYBRIDON]


FOR IMMEDIATE RELEASE
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Contacts:

Hybridon, Inc.                               Noonan Russo Presence Euro RSCG
617-679-5500, x5517                          212.845.4269
Robert G. Andersen                           Brian Ritchie (media and investors)
E-mail: randersen@hybridon.com


  HYBRIDON, INC. ANNOUNCES PLANNED RECOGNITION OF APPROXIMATELY $26 MILLION OF
               DEFERRED REVENUE AS REVENUE IN THIRD QUARTER 2002

CAMBRIDGE, MA, SEPTEMBER 30, 2002 - Hybridon, Inc. (OTC Bulletin Board: HYBN.OB) announced today that it will recognize approximately $26 million of previously deferred revenue as revenue in the third quarter of fiscal year 2002.

On August 14, 2002, Hybridon and Isis Pharmaceuticals, Inc. entered into an amendment to their Collaboration and License Agreement dated May 24, 2001. As part of the amendment, as previously reported, Hybridon and Isis agreed to cancel the remaining tranche payments due to each other under the agreement. Also, as part of the amendment, Hybridon and Isis agreed to more specifically define and limit each party's future collaborative obligations under the agreement.

As a result of this amendment, the Company has been able to better estimate the nature of its obligation and related cost of compliance and has determined that such amended obligation and cost will be inconsequential. In accordance with SAB101 Hybridon will now recognize as revenue approximately $26 million of funds received since May 24, 2001 from Isis under the original Collaboration and License Agreement. Hybridon had previously deferred this revenue because the original agreement obligated Hybridon to potentially engage in significant future activities which could have material related costs.

Hybridon will record the approximately $26 million as revenue on the Company's financial statements for the third quarter of fiscal year 2002. This will result in a decrease in the amount of deferred revenue and a

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corresponding increase in stockholders' equity on Hybridon's balance sheet as of
September 30, 2002. Since the cash related to the deferred revenue was received in 2001, this change will not impact the amount of cash on Hybridon's financial statements.

"This amendment and resulting change in accounting is a favorable development for Hybridon," said Robert Andersen, Hybridon's Chief Financial Officer. "While this will not impact our cash position, the increase in stockholders' equity which results from recognizing this revenue will significantly strengthen our balance sheet."

ABOUT HYBRIDON

Hybridon, Inc. is a leader in the discovery and development of novel therapeutics and diagnostics, based on synthetic DNA. The company now has four technology platforms: 1) Synthetic immunomodulatory oligonucleotide (IMOTM) motifs that act to modulate responses of the immune system; 2) Antisense technology which uses synthetic DNA to block the production of disease-causing proteins at the cellular level; 3) Synthetic DNA drug candidates that enhance the antitumor activity of certain marketed anticancer drugs, thereby increasing their effectiveness; and 4) CycliconTM probes, novel synthetic DNA structures for identifying gene function, which can be used for target validation and drug discovery as well as for PCR-based gene amplification..

This press release contains forward-looking statements concerning Hybridon that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "estimates," "intends," "should," "could," "will," "may," and similar expressions are intended to identify forward- looking statements.

There are a number of important factors that could cause Hybridon's actual results to differ materially from those indicated by such forward-looking statements set forth under the caption "Risk Factors" in Hybridon's Quarterly Report on Form 10-Q for the period ended June 30, 2002, which important factors are incorporated herein by reference. These factors include risks as to whether Hybridon will be able to enter into additional collaboration and licensing arrangements on acceptable terms or at all; whether results obtained in preclinical studies, , or clinical trials will be indicative of results obtained in future preclinical studies or clinical trials; whether Hybridon's products will receive approval from the US Food and Drug Administration or equivalent foreign regulatory agencies; whether, if such products receive

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approval, they will be successfully distributed and marketed; and whether
Hybridon's cash resources will be sufficient to fund product development.

These forward-looking statements should not be relied upon as representing Hybridon's views as of any date subsequent to the date of this release and Hybridon disclaims any obligation to update these forward-looking statements.

This and other Hybridon press releases can be found at http://www.hybridon.com and http://www.nrp-euro.com.

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